MATEC Corporation and Subsidiaries                          Exhibit 11
Calculation of Earnings Per Share
(amounts in thousands, except per share data)

                                                  Three Months Ended
                                                   4/5/98   3/30/97(A)
                                                   ------   -------
Net earnings (loss) from continuing operations ... $  298   $  (86)
Net earnings from discontinued operations ........     43       67
                                                   ------   ------
Net earnings (loss) .............................. $  341   $  (19)
                                                   ======   ======

Calculation of basic earnings per share:
----------------------------------------
 Weighted average common shares outstanding ......  2,734    2,748
                                                    =====    =====
 Basic earnings (loss) per common share:
   Continuing operations ......................... $  .10   $ (.03)
   Discontinued operations .......................    .02      .02
                                                   ------   ------
                                                   $  .12   $ (.01)
                                                   ======   ======

Calculation of diluted earnings per share:
------------------------------------------
 Weighted average common shares outstanding ......  2,734    2,748
 Increase from assumed exercise of stock options
  and investment of proceeds in treasury stock,
  based upon the average market prices (B) (C) ...      1        -
                                                    -----    -----
 Average common stock and common equivalent
  shares used to calculate diluted earnings
  (loss) per share ...............................  2,735    2,748
                                                    =====    =====
 Diluted earnings (loss) per common share:
   Continuing operations ......................... $  .10   $ (.03)
   Discontinued operations .......................    .02      .02
                                                   ------   ------
                                                   $  .12   $ (.01)
                                                   ======   ======

(A) Restated for discontinued operations.
(B) The dilutive effect of stock options and warrants was not considered in 1997 since the Company reported a loss from continuing operations.
(C) The dilutive effect of outstanding warrants to purchase 85,000 shares of common stock were not included in the 1998 computations since the exercise price was greater than the average market price of the common shares.